Exhibit 23

Consent of the Independent Public Accountants

HearUSA Inc.
West Palm Beach, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (filed July 19, 1996), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429) , Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-6457), Form S-3 (File No. 333-38862) and Form S-8 (File No. 333-73022) of our report dated March 12, 2004, relating to the consolidated financial statements and financial statement schedule of HearUSA Inc., appearing in the Company’s Annual Report on Form 10-K for year ended December 27, 2003.

West Palm Beach, Florida	BDO Seidman, LLP
March 26, 2004